Exhibit (a)(1)

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “TCG STRATEGIC INCOME FUND”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF MAY, A.D. 2025, AT 2:25 O’CLOCK P.M.

10196648 8100 SR# 20252333555	Authentication: 203716277 Date: 05-16-25
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TRUST

OF

TCG STRATEGIC INCOME FUND

This Certificate of Trust of TCG Strategic Income Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as sole initial trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.).

1. First. The name of the statutory trust formed by this Certificate of Trust is TCG Strategic Income Fund.

2. Second. The name and address of the registered agent of the Trust in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

3. Third. The Trust is or will be become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-l, et seq.).

4. Fourth. This Certificate of Trust shall be effective upon filing.

[Signature Page Follows]

State of Delaware Secretary of State Division of Corporations Delivered 02:25 PM 05/15/2025 FILED 02:25 PM 05/15/2025 SR 20252333555 - File Number 10196648

IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has duly executed this Certificate of Trust in accordance with Section 38ll(a)(l) of the Act.

TCG Strategic Income Fund

By:	/s/ Leonard M. Tannenbaum
Leonard M. Tannenbaum, Sole Initial Trustee

Signature Page to Certificate of Trust -- TCG Strategic Income Fund